Exhibit 10.1
Offer of Employment

December 9, 2008

Mr. Joseph J. Rutherford
6330 Watercrest Way
Bradenton, Fl 34202

Dear Joe:

On behalf of the Board of Directors of PPGI, I am pleased to offer you the position of President/CEO of PPGI and CEO of MRC Precision Metal Optics, our wholly owned subsidiary.  In this position, you will report directly to the Board of PPGI.  Following your acceptance, the Board intends to appoint you an Officer of both corporations to be effective the date you would assume your new position, and nominate you for PPGI and MRC Board membership at the earliest possible date after January 1, 2009, in accordance with the Corporation’s By Laws.

You will assume the responsibilities as President/CEO of PPGI and CEO of MRC effective January 1, 2009.

We have put together what we believe is a comprehensive and appropriate compensation package consisting of base salary, eligibility for performance based incentive compensation, and a grant of stock options as enumerated below:

-	Your base salary will be $180,000 per annum.

-	You are eligible for a bonus for your work as an employee of MRC in 2008. The amount will be established in January 2009, consistent with our normal process.

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You will be eligible in 2009 for incentive compensation cash bonus, the amount of which will be tied to achieving or exceeding targets set for the bonus.  These targets will be established in January 2009 and will be related to the financial performance of PPGI and of MRC, as well as other non-financial objectives that are to be agreed upon between you and the compensation committee of the Board.  We have established a target bonus of $50,000, but that amount could be higher or lower depending on your performance relative to the objectives set for the year.

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You will be awarded a grant of stock options valued at $30,000 per the Black-Scholes market price value on the date of the award.  The award date will be January 1, 2009.  This grant will be awarded in accordance with the rules of the Corporation’s 2000 Equity Compensation program, one third of which vest after 12, 24, and 36 months, respectively.

Your current package of PPGI employee benefits remains in effect and subject to modification, amendment and revocation in accordance with their terms.

Joe, as you know, this letter is not a contract of employment either for a specific duration or period, nor does it alter your current at-will employment relationship between PPGI and yourself.

Joe, the Board and I sincerely hope you accept this offer.  We appreciate the solid contributions you have made to the company since joining us last July, and we fully believe you will provide the leadership and management we need to meet the business objectives of PPGI & MRC.

Sincerely,

John C. Rich
Chairman of the Board
Photonic Products Group, Inc.